Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3 of our report dated March 31, 2017 except for Note 11 “Reverse Stock Split”, for which the date is June 15, 2017, relating to the consolidated financial statements of Eastside Distilling, Inc. and Subsidiary for the year ended December 31, 2016, which appear in the Annual Report on Form 10-K filed on March 31, 2018. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ BPM LLP
San Francisco, California
August 17, 2018